EXHIBIT 23.1

Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
A & C United Agriculture Developing Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1A, of our audited report dated on January 12, 2012 for the balance sheet of A & C United Agriculture Developing, Inc. as of September 30, 2011, and the related statements of loss, shareholders’ equity, and statements of cash flows for the period from February 7, 2011 (date of inception) to September 30, 2011.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

March 12, 2012